EXHIBIT 10.9
















                        FORMATION AND PURCHASE AGREEMENT
                          Dated as of October __, 1998
                                  by and among
                  SUPPORT TERMINAL OPERATING PARTNERSHIP, L.P.
                (a subsidiary of Kaneb Pipe Line Partners, L.P.),
                                       and
                           NORTHVILLE INDUSTRIES CORP.
                                      and
                                  AFFCO, CORP.

                      TABLE OF CONTENTS
                                                                          Page
SECTION 1.        Certain Definitions.......................................2

SECTION 2.        Formation of LLC; Contribution of Assets..................8
         2.1      Formation of LLC .........................................8
         2.2      Assumption of Future Obligations..........................9
         2.3      Closing Adjustments.......................................12

SECTION 3.        Purchase and Sale of LLC Interests;
                  Consideration for LLC Interests; and Managing
                  Member Appointment .......................................13
         3.1      Purchase and Sale of LLC Interests........................13
         3.2      Amount of Purchase Price..................................14
         3.3      Payment of Purchase Price.................................14
         3.4      Tax Elections Regarding Step-Up Basis.....................15
                  LLC Agreement.............................................15

SECTION 4.        Representations and Warranties of Seller
                  and AFFCO.................................................15
                  Good Standing.............................................15
         41       Authorization.............................................16
         42       Financial Data............................................17
         43       Competing Interest........................................17
         44       Records and Books of Account..............................19
         45       Liabilities...............................................19
         46       Title to Assets; Liens and Encumbrances...................19
         47       Fixed Assets; Real Property; Leased Premises..............20
         48       Trademarks, Service Marks, Trade Names, Patents
                  and Copyrights............................................24
                  Contracts.................................................24
                  Labor Relations...........................................27
         41       Legal Proceedings.........................................27
         42       Compliance With Law; Permits and Licenses.................28
         43       Actions Not in Ordinary Course............................28
         44       Employee Matters..........................................29
         45       Capital Projects and Expenditures.........................29
         46       Environmental Protection..................................29
         47       Employee Benefits.........................................32
         48       Governmental Approvals....................................32
         49       No Omissions..............................................33
         410      Purchased LLC Interests...................................33

SECTION 5.        Representations and Warranties of the Buyer...............34
         5.1      Representations and Warranties of the Buyer...............34
                  (A)      Good Standing....................................34
                  (B)      Authorization....................................34

SECTION 6.        Condition of Acquired Assets and Buyers
                  Due Diligence.............................................35
                  As Is.....................................................35
         61       Conduct of Business.......................................35
         62       Access....................................................36

SECTION 7.        Conditions of Buyers Obligations to Close.................36
                  Agreements and Conditions.................................37
         71       Accuracy of Representations and Warranties................37
         72       Governmental Approvals; Consents..........................37
         73       Material Adverse Change...................................38
         74       No Actions or Proceedings.................................38
         75       Bring-down Certificate....................................39
         76       Good Standing Certificates................................40
         77       Certified Charter Documents...............................40
         78       Matters Satisfactory to the Buyers Counsel................40
         79       Due Diligence.............................................40
         710      Corporate Action..........................................41
         711      Secretarys Certificate....................................41
         712      Title Reports.............................................41
         713      FIRPTA Affidavit..........................................42
         714      Antitrust Improvements Act................................42
         715      Deliveries................................................43
         716      Product Storage Agreement.................................43
         717      LLC Agreement.............................................43

SECTION 8.        Conditions of the Seller=s Obligations to Close...........43
         8.1      Agreements and Conditions.................................43
         8.2      Accuracy of Representations and Warranties................44
         8.3      Governmental Approvals; Consents..........................44
         8.4      No Actions or Proceedings.................................44
         8.5      General Partner=s Certificate.............................45
         8.6      General Partner=s Certificate of Authorization............45
         8.7      Antitrust Improvement Act.................................46
         8.8      Product Storage Agreement.................................46
         8.9      Deliveries................................................46
         8.10     LLC Agreement.............................................46

SECTION 9.        Deliveries of Seller......................................46
         9.1      Title to Acquired Assets..................................47
         9.2      Consents..................................................47
         9.3      Good Standing Certificate.................................47
         9.4      Secretary=s Certificate...................................47
         9.5      Possession of Acquired Assets.............................48
         9.6      Other Deliveries..........................................48

SECTION 10.       Deliveries of Buyer, Seller, AFFCO and the
                  LLC at the LLC Interest Closing...........................48
         A. Buyers Deliveries
         10.1     Purchase Price............................................48
         10.2     Certificate...............................................48
         10.3     Other Deliveries..........................................48
         B. LLC Deliveries
         10.4     Certificates and LLC Agreement............................49
         10.5     Other Deliveries..........................................49
         10.6     Product Storage Agreement.................................49
         C. Seller=s and AFFCO=s Deliveries
                  LLC Units Transfer........................................49
                  Other Deliveries..........................................49

SECTION 11. Additional Covenants............................................49
         11.1     Consents Report; Inventory List...........................49
         11.2     Sellers Employees.........................................52
         11.3     Cooperation...............................................53
         11.4     Receivables; Mail ........................................54
         11.5     Further Assurances........................................54

SECTION 12. Indemnification
         Indemnification by Seller..........................................55
         11   Indemnification by the LLC....................................56
         12   Indemnification by the Buyer..................................56
         13   Procedures for Indemnification................................56
         14   Right of Setoff...............................................58

SECTION 13.Survival of Representations; Effect of Certificates..............58
         Survival Representations...........................................58
         15   Effect of Certificates........................................58

SECTION 14. Fees and Disbursements..........................................58

SECTION 15. No Broker.......................................................59

SECTION 16. Notices.........................................................59

SECTION 17. Miscellaneous...................................................61
         Entire Agreement...................................................61
         16   Taxes.........................................................62
         17   Governing Law.................................................62
         18   Benefit of Parties; Assignment................................62
         19   Pronouns......................................................63
         110  Public Announcements..........................................63
         111  Headings......................................................63

LIST OF SCHEDULES and EXHIBITS
SCHEDULE A:       Description of Real Property
                           Annex 1- Linden Terminal Inventory

SCHEDULE B:       Tankage Information, Linden Facility
                           Description of Facility
                           Three Crest Engineering Associates Inc. Surveys dated A10/15/98@

SCHEDULE 4.3:     Operating and Financial Data

SCHEDULE 4.4:     Competing Interests

SCHEDULE 4.6:     Liabilities

SCHEDULE 4.7(a):  Liens on Acquired Assets

SCHEDULE 4.7(b):  Terminal Assets not Acquired

SCHEDULE 4.8(a):  Assets Not in Good Repair and Operating
                                    Condition

SCHEDULE 4.8(b):  Violations of Law

SCHEDULE 4.8(c):  Lease, Easement and License Agreements
                                    (ALeased Premises@)

SCHEDULE 4.8(d):  Notices:  Insurance Co./Board of Fire Underwriters

SCHEDULE 4.8(e):  Permits, Licenses and Plans

SCHEDULE 4.10:    Assumed Contracts

SCHEDULE 4.12:    Legal Proceedings

SCHEDULE 4.13:    Compliance with Law; Permits and Licenses

SCHEDULE 4.15:    Linden Terminal Employees

SCHEDULE 4.16:    Capital Projects and Expenditures

SCHEDULE 4.17:    Discharge History of Hazardous Substances and
                           Wastes

SCHEDULE 8.8:     Product Storage Agreement

SCHEDULE 11:      Inspection Schedule

EXHIBIT A:        Limited Liability Company Agreement

EXHIBIT B:        Amended and Restated Limited Liability Company
                      Agreement

             AGREEMENT dated as of October __, 1998 by and among Support Terminal Operating, Partnership, L.P., a Delaware limited Partnership (the "Buyer"); Northville Industries Corp., a New York corporation ("Seller"), and AFFCO, Corp., a New York corporation that is an affiliate of Seller (AAFFCO@).

                              W I T N E S S E T H:

         WHEREAS, Seller and AFFCO have formed a Delaware limited liability company named ST Linden Terminal, LLC (the ALLC@); and
         WHEREAS, Seller intends to contribute to the LLC all of the assets, properties and rights of Seller relating to the Terminal(as defined below) (the AContribution@) pursuant to the terms and conditions hereinafter set forth; and

         WHEREAS, Seller, Buyer and AFFCO desire that immediately after the Contribution (i) Seller and AFFCO sell to Buyer, and Buyer purchase from Seller and AFFCO, one-half each of Seller=s and AFFCO=s interest in the LLC, and (ii) Buyer be named manager of the LLC, all pursuant to the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration set forth herein, the parties hereto agree as follows: . For purposes of this Agreement, the following terms shall have the respective meanings set forth below: "Acquired Assets" means the Terminal, the Real Property and the Fixtures and all the assets, properties and rights of or relating to the Terminal of every kind and description, wherever located, including, without limitation, all assets, property and rights listed on Schedule A attached hereto. The Acquired Assets include all real, personal, intangible and tangible property relating to the Terminal, inventories of fuel and oil for Terminal equipment operation, pipeline fill machinery, Fixtures, equipment, tools, spare parts, pumps, racks, drums, tanks, pipelines, marine facilities, assignable permits and licenses, boats and other vessels, Contracts, claims and rights(other than accounts receivables as of the Formation Closing under Contracts of Seller relating to the Terminal and assigned to the LLC), computer software owned or used by Seller in the operation of the Terminal, and true copies of all books, records and documents of Seller relating to the assets, properties and rights of the Terminal (including, without limitation, operational files, blueprints, plans, specifications and drawings, but excluding books, records and documents of Seller's business such as inactive inventory records and customer storage and throughput records). "Actions" means any claims, actions, suits, proceedings and investigations, whether at law, in equity or in admiralty or before any court, arbitrator, arbitration panel or Governmental Authority. "Code" means the Internal Revenue Code of 1986, as amended. "Contracts" means all contracts, agreements, documents, instruments, indentures, licenses, leases, commitments, plans, arrangements, sales orders and purchase orders of every kind, whether written or oral. AControl' and all derivations thereof means the direct or indirect ability or power to either
(i)vote (or direct the vote of) 50% or more of the voting interests in any Person or (ii) direct the affairs of another, whether through voting power, contract or otherwise. "Damages" means losses, liabilities, costs,(including costs of remediation) damages, claims, expenses, fees, fines and penalties (including reasonable attorneys fees and disbursements). "Environmental Laws" means all Governmental Requirements related to and/or regulating (a) the prevention or control of pollution or protection of the environment, (b) solid, gasesous or liquid waste generation, handling, treatment, storage, disposal, discharge, release, emission or transportation or (c) exposure to Hazardous Materials. AEnvironmental Laws@ include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. " 9601, et seq., as amended, the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. " 11001, et seq., as amended, the Resource Conservation and Recovery Act of 1976,42 U.S.C. " 6901, et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. " 2601, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. " 136, et seq., as amended, the Clean Air Act, 42 U.S.C. " 7401, et seq., as amended, the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. " 1251 et seq., as amended, the Safe Drinking Water Act,42 U.S.C. " 300f et seq., as amended, the Occupational Safety and Health Act, 29 U.S.C. " 641 et seq., as amended, and the Hazardous Materials Transportation Act, 49 U.S.C. " 1801 et seq., as amended. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder. "Financial Data" means the operating and financial data relating to the Terminal furnished by Seller to the Buyer listed on Schedule 4.3. "Fixtures" means all improvements and fixtures in all of their forms located on, under or about the Terminal, including the marine facilities, all improvements and equipment listed on Annex I to Schedule A hereto, all Parts thereof and all accessions, additions, attachments, alterations, improvements, modifications, substitutions and replacements thereto and therefor, and any reference to a Fixture shall also include any related Part or any other interest therein. AFormation Closing@ means the date and time determined as contemplated by paragraph 2.1. "GAAP" means generally accepted United States accounting principles. "Governmental Authority" means any and all foreign, federal, state or local governments, governmental institutions, legislative bodies, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing. AHazardous Materials@ means (1) any Ahazardous waste@ as defined by the Resource Conservation and Recovery Act of 1976, 42.U.S.C. " 6901 et seq., as amended from time to time, and regulations promulgated thereunder, (2) any Ahazardous substance@ as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. "9601, et seq., as amended from time to time, (3) asbestos, (4) polychlorinated biphenyls, (5) underground storage tanks, whether empty, filled or partially filled with any substance, (6) petroleum or any petroleum product,
(7) any other substance the presence of which is prohibited or restricted by any law or other governmental requirement and, (8) any other substance which by any law or other governmental requirement requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, recycling, or disposal. Aincludes@ and Aincluding@ means Aincluding, without limitation@ or Aincludes, without limitation@, and all derivations thereof shall have corresponding meanings. "LLC Interest Closing" means the closing of the purchase and sale between Buyer, AFFCO, and Seller of interests in the LLC as contemplated hereby, which shall take place at the offices of Herzfeld & Rubin, P.C., 40 Wall Street, New York, New York, on or about October 30, 1998 at 10:00 a.m., or at such other time or place as the parties may agree upon in writing. "Laws" mean laws, rules, regulations, codes, orders, ordinances, judgments, injunctions and decrees. "Liabilities" means debts, liabilities, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.
"Lien" means any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature. "Parts" means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature that may from time to time be incorporated or installed in or attached to any item of equipment used in connection with the operation of the Terminal or Fixture. "Person" means any natural person, corporation, business trust, joint venture, association, company, firm, partnership or other entity or government or Governmental Authority. "Proprietary Rights" means any trade name, trademark, service mark, patent or copyright and any application for any of the foregoing. "Real Property" means all real property included in the Acquired Assets, including land, buildings, improvements and structures owned by Seller relating to the Terminal. "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll and franchise taxes, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

                  "Terminal" means Seller's 3.9 million barrel capacity petroleum storage terminal located in Linden, New Jersey, including the real estate upon which it is located, excess land adjacent thereto and related marine facilities, as more particularly described in the documents entitled "Tankage Information, Linden Facility@, ADescription of Facility@, and three Crest Engineering Associates Inc. surveys, dated A10/15/98@, all of which are attached hereto as Schedule B.

                  .ECTION 2.Formation of LLC; Contribution of Assets
                  . Immediately prior to the closing of the sale of interests in the LLC from Seller and AFFCO to Buyer as contemplated by paragraph 3.1 (the ALLC Interest Closing@), Seller and AFFCO will complete the formation of the LLC pursuant to and in accordance with the Limited Liability Company Agreement attached hereto as Exhibit A, with such changes therein as may be approved in writing by Seller and Buyer. The date and time of completion of the formation of the LLC and the transfer of the Acquired Assets is referred to herein as the AFormation Closing.@ Seller shall, with the approval of Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), file with the Secretary of State of Delaware all documents necessary to complete the formation of the LLC immediately prior to the LLC Interest Closing. In connection with formation of the LLC, but prior to the LLC Interest Closing, (i) Seller shall contribute and transfer, and deliver possession and control of, the Acquired Assets to the LLC in return for 99,000 LLC Units (as defined in the LLC Agreement), and AFFCO will contribute $410,101 to the LLC in return for 1,000 Units.
         2.2 Assumption of Future Obligations. From and after the Formation Closing, the LLC shall assume and discharge the future obligations of Seller under the Contracts set forth on Schedule 4.10 hereto (the AAssumed Contracts@) solely to the extent to be performed after the Formation Closing, provided that the LLC specifically shall not assume, or be treated as having assumed, any liabilities of Seller under such Contracts with respect to any breaches of such Contracts occurring on or before the Formation Closing or any damage to third parties resulting from acts, events or omissions occurring on or before the Formation Closing (the obligations assumed pursuant to this sentence being referred to herein as the "Assumed Obligations"). Except as provided in the preceding sentence, and notwithstanding anything else to the contrary contained herein, the LLC is not assuming and shall not be liable for any Liabilities of Seller of any nature whatsoever. Specifically, without limiting the generality of the foregoing, the LLC is not assuming and shall not be liable for any Liabilities (i) under Contracts which shall not have been assigned to the LLC pursuant to this Agreement;(ii) by reason of or arising out of any default or breach by Seller of any Contract, for any penalty against Seller under any Contract, or relating to or arising out of any event which with the passage of time or after giving of notice, or both, would constitute or give rise to such a breach, default or penalty, whether or not such Contract is being assigned to and assumed by the LLC pursuant to this Agreement; (iii) the existence of which would conflict with or constitute a breach of any representation, warranty or agreement of Seller contained herein; (iv) for fees and disbursements referred to in Section 14 hereof; (v) to any shareholder or affiliate of Seller or to any present or former employee, officer or director of Seller (or the beneficiaries and dependents of such individuals, as applicable) including, without limitation, Liabilities for any bonuses, any termination, vacation or severance pay related to the termination of employees by Seller in connection with the transactions contemplated hereby, and Liabilities arising under or pursuant to any "employee benefit plan," as defined in Section 3(3) of ERISA, or other compensation or benefit arrangement, including, without limitation, any post retirement medical benefits and any Liabilities relating to the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA; (vi) relating to the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, including, without limitation, any and all Taxes incurred as a result of the sale contemplated by this Agreement except as set forth in Section 17.2 hereof;(vii) for any Taxes accrued or incurred prior to the Formation Closing or relating to any period (or portion of a period) prior thereto; (viii) relating to or arising out of any environmental matter, including, without limitation, any violation of any Environmental Law or any other Law relating to health and safety of the public or the employees of Seller relating to the Terminal which existed prior to the Formation Closing; (ix) relating to, or arising out of, services rendered by Seller, or the conduct or operation of the Terminal, on or prior to the Formation Closing; (x) arising with respect to any Actions (whether now in existence or hereafter arising) relating to matters occurring on or prior to the Formation Closing; and (xi) of Seller arising under or pursuant to this Agreement. The LLC shall not assume or be bound by any Liabilities of Seller, except for the Assumed Obligations expressly assumed by the LLC pursuant to the first sentence of this paragraph 2.2. Seller hereby agrees to indemnify and hold the LLC harmless from and against any and all Liabilities of Seller other than the Assumed Obligations, and the LLC hereby agrees to indemnify and hold Seller harmless from and against any and all Liabilities of Seller that constitute Assumed Obligations assumed by the LLC pursuant to the first sentence of this paragraph 2.2. Nothing contained in this paragraph 2.2 shall relieve or release Seller from any obligations under covenants, warranties or agreements contained this Agreement.

                  2.3      Closing Adjustments.
                  (a) All adjustments customary in asset acquisitions, including, without limitation, rents, security deposits, real estate taxes, water charges and other taxes and charges related to any Real Property, and any tax certiorari proceedings and refunds or assessments related thereto, if relating to a period before and after the Formation Closing, shall be apportioned between Seller and the LLC. All such adjustments shall be made at the time of the Formation Closing except for those adjustments that cannot be determined as of the Formation Closing. If such adjustment cannot be determined as of the Formation Closing it shall be determined as promptly as practicable following the end of the period to which it related and paid not later than two business days after such determination. Promptly after the final determination of all adjustments, the adjustments shall be netted, and any net adjustment amount owing shall be paid in cash by the Seller or the LLC, as the case may be, to the other.
                  (b) Seller shall pay to the LLC at the time of the Formation Closing the aggregate amount of all prepayments made to or advances received by Seller under all Contracts being assigned to the LLC pursuant to this Agreement including, but not limited to, all deposits made with respect to such agreements for services to be rendered after the Formation Closing.
                  (c) The LLC shall pay to Seller at the time of the Formation Closing the aggregate amount of all prepayments or advances made by the Seller under all Contracts assigned to and assumed by the LLC pursuant to this Agreement, but only to the extent such prepayments or advances apply to shipments to be made by vendors or received at the Terminal after the Formation Closing.

        LLC Interests; and Managing Member Appointment.ests; Consideration for

                  3.1 Purchase and Sale of LLC Interests. On the LLC Interest Closing date, and immediately after completion of the Formation Closing, Seller and AFFCO will sell and transfer to Buyer, and Buyer will purchase from Seller and AFFCO, free and clear of any liens or encumbrances of any nature whatsoever, an aggregate of 50,000 LLC Units in the LLC, which will represent fifty percent (50%) of the LLC Units owned by Seller, and fifty percent (50%) of the LLC Units owned by AFFCO, and which in the aggregate will represent fifty percent (50%) of all outstanding LLC Units (collectively the APurchased LLC Units@).

                  3.2 Amount of Purchase Price. The total consideration (the "Purchase Price") to be paid by Buyer to the Seller and to AFFCO in exchange for the Purchased LLC Units shall be $20,505,051 (the ABase Price@) plus one-half (1/2) of the value of the pipeline fill transferred by Seller to the LLC in connection with the Formation Closing, as determined pursuant to the provisions of Section 11(the ALine Fill Price@).

                  3.3 On the LLC Interest Closing date, the Buyer shall pay (i) the Base Price (payable $20,300,000 to Seller and $205,051 to AFFCO); and (ii) Buyer=s good faith estimate of the Line Fill Price, each by means of a wire transfer of immediately available funds to an account number and depository designated by Seller and AFFCO not less than three days prior to the LLC Interest Closing by notice in writing to Buyer. As soon as possible after the LLC Interest Closing, Seller and Buyer shall determine the actual Line Fill Price. If the estimated Line Fill Price paid by Buyer to Seller on the LLC Interest Closing date is greater than the actual Line Fill Price, Seller shall, within five(5)days after the determination of the actual Line Fill Price, pay to Buyer in cash the amount of the difference between the estimated Line Fill Price paid on the LLC Interest Closing date and the actual Line Fill Price. If the actual Line Fill Price is greater than the estimated Line Fill Price paid by Buyer to Seller on the LLC Interest Closing date, Buyer shall, within five (5) days after determination of the actual Line Fill price, pay to Seller in cash the amount of the difference between the estimated Line Fill Price paid on the LLC Interest Closing date and the actual Line Fill Price.
         3.4 Tax Elections Regarding Step-Up Basis. Seller, Buyer and AFFCO agree that, in connection with the purchase of the Purchased LLC Units by Buyer, the LLC shall make any and all elections necessary or appropriate under any and all state and federal taxation laws to permit Buyer to obtain the benefit of a step-up in basis of the Acquired Assets, including elections under Sections 743 and 754 of the Code.
                  ..5 Contemporaneous with the LLC Interest Closing, Seller, Buyer and AFFCO shall take all actions necessary to cause said parties to complete and execute an Amended and Restated Limited Liability Company Agreement for the LLC in the form attached hereto of Exhibit B (Athe LLC Agreement@).
                  SECTION 4.Representations and Warranties of Seller and AFFCO. Seller and AFFCO jointly and severally hereby warrant and represent to and agree with the LLC and Buyer as follows:
                  . (a)Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. Seller is duly qualified and in good standing as a foreign corporation authorized to do business in the State of New Jersey.
                   (b) AFFCO is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted.
                  ..2 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller and AFFCO, and all other corporate action of Seller and AFFCO, including all shareholder approvals, authorizations and ratifications, necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been taken. This Agreement constitutes the valid and binding obligations of Seller and AFFCO enforceable against them in accordance with its terms. Seller and AFFCO have received the consent of all lenders, trustees or security holders of Seller or AFFCO and all other Persons required for Seller and AFFCO to enter into and deliver this Agreement or to consummate the transactions contemplated hereby. Neither the Articles of Incorporation or By-Laws of Seller or AFFCO or any Contract to which Seller or AFFCO is bound or affecting any of its properties conflicts with or restricts the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
                  . Annexed hereto as Schedule 4.3 are copies of the Financial Data furnished by Seller to the Buyer. The Financial Data in each case are true and complete with respect to each item therein and fairly present the revenues, expenses and throughput relating to the Terminal for the periods covered thereby. Since August 31,1998, Seller has conducted its business relating to the Terminal in a consistent manner without any material change of policy or procedure, and there has been no occurrence of any event or any omissions, that has resulted, or could reasonably be expected to result with the passage of time or the giving of notice or both, in a material adverse effect on the Terminal, the Acquired Assets or the business conducted thereat or therewith.

                4.4 Competing Interests. Except as disclosed on Schedule 4.4, to the best knowledge of Seller and its directors, neither Seller nor its stockholders, nor any Associate (as hereinafter defined) of Seller or its stockholders, nor, any director or officer of Seller:

                  owns, directly or indirectly, any equity interests in, or is a director, officer or employee of, or consultant to, any entity which is a competitor, supplier or customer of the Terminal or the business of Seller operated thereat (except for ownership, if any, of less than one percent (1%) by value of the outstanding capital stock of any corporation the capital stock of which is traded on a nationally recognized securities exchange); or

                  owns,  directly  or  indirectly,  in  whole  or in  part,  any property, asset or right which is associated with the Terminal, the Acquired Assets or the business conducted thereat or therewith or which Seller is presently operating or using in connection with or the use of which is necessary for or material to the operation of the business conducted at the Terminal or with the Acquired Assets.

For purposes of this Agreement, the term AAssociate@ means:

                  (x)      with respect to an individual:
                           (i) the spouse of the individual and all ancestors and lineal descendants of the individual and the spouse, any trust in which the individual or any person described in (i) above has an interest or any trustee of such a trust, and
                           (i) any business entity which is directly or indirectly Controlled by any of the foregoing; and with respect to a Person other than a natural person, any Person Controlling, Controlled by or under common Control with such Person, and any director or officer of such Person.
                  . The records  and books of account of Seller  relating to the
Terminal have been regularly kept and maintained in conformity with GAAP consistently applied.
                  . To Seller's  knowledge,  there are no  Liabilities of Seller relating to or affecting the Terminal (including, but not limited to, Liabilities for Taxes or environmental matters relating to any prior period) other than those Liabilities disclosed or provided for on Schedule 4.6 attached hereto.
                  . The Seller is the owner of all of the Acquired  Assets,  and has and will convey to the LLC good and insurable title to all real property included in the Acquired Assets and good and marketable title to all other property included in the Acquired Assets, in each case free and clear of all Liens except for the Liens, if any, set forth on Schedule 4.7(a) hereto. The Seller owns (or has the right to use pursuant to a valid lease, easement, or license disclosed on Schedule 4.8 (c)and included in the Acquired Assets) all of the assets used by it in the operation of the Terminal, or required by Seller for the normal operation of the Terminal as such operation have been conducted by Seller during the past 12 months. The Acquired Assets include all of the assets real or personal, tangible or intangible, used in, related to or required for, the conduct of operation of the Terminal as such operations have been conducted by Seller during the past 12 months, except for the assets described on Schedule 4.7 (b).
                  4.8      Fixed Assets; Real Property; Leased Premises
                  (a)   Schedule  A  hereto  sets  forth  a  true  and  complete
description of all Real Property that constitutes, or is used in or necessary for the operation of, the Terminal as it has been operated by Seller during the past 12 months, and a true and complete list of the Acquired Assets. Except as disclosed on Schedule 4.8 (a), each of the tangible assets included in the Acquired Assets is in good repair and operating condition, normal wear and tear excepted, and is currently capable of being used for its intended purpose in the operation of the Terminal. Except as set forth on Schedule 4.8 (b), there are no violations of any Law that affect or purport to affect any of the Acquired Assets or any of the operations thereof. All water, utility and other charges, sewer rent and assessments affecting the Real Property or Leased Premises or any part thereof, and all Taxes, permit fees or charges imposed against or affecting the Real Property or Leased Premises (to the extent payable by Seller) or any part thereof, have been paid in full. Seller has not received notice of any assessments, or of the commencement of any proceedings by any agency or authority having jurisdiction seeking a Ataking@ or condemnation of all or any part of the Terminal, and has no knowledge of any such pending assessments or condemnation proceedings, affecting the Real Property or Leased Premises.
                  (b) The Real Property includes,  and there will be transferred to the LLC at the time of the Formation Closing, all of Seller's right, title and interest, if any, in and to all strips, gores, easements, rights of way, privileges, appurtenances, land lying in the bed of any street, road or avenue, whether opened or proposed or in front of or adjoining the Real Property to the center line thereof, any rights arising from damage to the Real Property or any part thereof by reason of change of grade or closing of any street, road, highway or avenue, underwater rights and rights of way, beach, marine facilities, navigation markers and all rights belonging and inuring to the benefit of the Real Property. Except as set forth on the surveys attached hereto in Exhibit B or as on Schedules 4.7(a) or 4.8(c) the buildings, driveways and all other structures and improvements upon the Real Property are within the boundary lines thereof and do not encroach upon the property of any other Persons. All Real Property shall be conveyed to the LLC by a Bargain and Sale Deed with Covenant against Grantor=s Acts, subject only to the Liens, if any, set forth on Schedule 4.7 (a) attached hereto.
                  (c) Schedule  4.8 (c) sets forth a true and  complete  list of each lease of premises, easement, license or right-of-way, executed by or binding upon Seller relating to the Terminal as lessee, sub-lessee, licensee, tenant or assignee (the "Leased Premises") setting forth in each case a brief description of the type of agreement, the rental payable thereunder and the term (including any extensions available) thereunder. Except as set forth on Schedule 4.8(c), each such lease is in full force and effect on the date hereof without any default or breach thereof by Seller or any other party thereto. Except as set forth on Schedule 4.8(c), no consent of any landlord or any other party is required under any such lease in order to assign each such lease to the LLC (or its designee) and to keep such lease in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. True and complete copies of all leases required to be listed on Schedule 4.8(c), including all amendments, addenda, waivers and all other binding documents affecting the tenant's rights thereunder, have heretofore been delivered to the Buyer.
                  (d) Except as set forth on Schedule  4.8(d)  attached  hereto, within the past five years Seller has not received any notice of or writing referring to any requirements or recommendations by any insurance company which was issued a policy covering any part of any Real Property or Leased Premises or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of any Real Property or Leased Premises. All of the public utilities required for the operation of the Real Property or Leased Premises in the manner currently operated are installed and operating, and all installation and connection charges have been paid in full or provided for. To the best knowledge of Seller, except as disclosed by Seller to Buyer or that could reasonably be determined by the Buyer in the course of its site inspections or due diligence, (i) the plumbing, electrical, heating, air conditioning, ventilating and all other structural or material mechanical systems in the buildings upon the Real Property and Leased Premises or relating to tanks, pipelines, gauges, pumps, diesel engines and other equipment are in reasonable operating condition and repair, normal wear and tear excepted, and are adequate for the operation of the Terminal as heretofore conducted and (ii) the roof, basement, tanks, platforms, shore line structures, piers and foundation walls of the buildings of the Real Property and Leased Premises are free of leaks and other defects which would interfere with the operations of each such Real Property or Leased Premises.
         (e) The rights of Seller to operate and maintain the Terminal are subject to the permits, licenses and plans listed on Schedule 4.8(e)hereto.
                  . Seller does not use any Proprietary Rights in the conduct of the Terminal. No claim has been asserted or, to Seller's knowledge, threatened, by any Person with respect to the ownership, validity, license or use of, or any infringement resulting from, any alleged use of Proprietary Rights by Seller at the Terminal.
                  ..10  Except  for  (a)  the  leases   described   in  Schedule
4.8(c)hereto, and (b) as set forth on Schedule 4.10 hereto, Seller is not a party to, or subject to or bound by, (and no offers are outstanding the acceptance of which would result in a Contract binding upon Seller with respect to the Terminal or the Acquired Assets) any of the following which relate to or affect the Terminal or the Acquired Assets: any (i) lease; (ii) royalty, distribution, agency, territorial or license agreement (iii) Contract (for employment or otherwise) with any officer, employee, director or shareholder (or any affiliate of any such officer, employee, director or shareholder) or any professional person or firm, consultant, independent contractor or advertising firm or agency; (iv) Contract or collective bargaining agreement with any labor union or representative of employees; (v) Contract guaranteeing the payment or performance of the obligations of others; (vi) Contract pursuant to which indebtedness may be incurred; (vii) Contract limiting the freedom of Seller to engage in any line of business or to compete with any Person; (viii) Contract not entered into in the ordinary course of business of the Terminal; (ix) Contract which may have, or which if canceled, modified or not transferred may have, a potential adverse impact on the business or operations of the Terminal or the Acquired Assets; (x) shareholders' agreement, joint venture agreement or other Contract with respect to the operation or management of the Terminal; (xi) Contract that places any limits or restrictions on the Acquired Assets; or (xii) Contract that involves payments by or to Seller at a rate of $10,000 or more per annum. Schedule 4.10 hereto contains a true and complete description of the terms and conditions of each contract which is not in writing to which Seller is a party or to which it is subject or by which it is bound that involves payments by or to Seller at an annualized rate of $10,000 or more. True and complete copies of all written Contracts (and all amendments thereto) listed on Schedule
4.10 have heretofore been delivered by Seller to the Buyer. Except as set forth on Schedule 4.10, no Contract to which Seller is a party or to which it is subject or by which it is bound relating to or affecting the Terminal or the Acquired Assets requires the consent of any other Person by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. To Seller's knowledge, each of the Contracts to which Seller is a party or to which it is subject or by which it is bound relating to or affecting the Terminal or the Acquired Assets (including, without limitation, those set forth on Schedule 4.10 hereto) is a valid and subsisting Contract of all of the parties thereto in full force and effect without modification. Seller has performed all obligations required to be performed by it and is not in default under any Contract to which it is a party or to which it is subject or by which it is bound relating to or affecting the Terminal or the Acquired Assets, and no event has occurred thereunder which, with or without the lapse of time or the giving of notice, or both, would constitute a default by it thereunder. Except as set forth on Schedule 4.10, to the Seller's knowledge, no other party is in default under any such Contract. Except for matters which are publicly available, or have been disclosed by Seller to the Buyer in this Agreement or the Schedules annexed hereto. Seller has no knowledge of any facts or conditions relating to the Contracts which may result in or have a material adverse effect on or relate to the Terminal.
                  ..11 There are no labor strikes,  disputes,  slow downs,  work stoppages or other labor troubles or grievances pending or, to Seller's knowledge, threatened against or involving Seller relating to or affecting the Terminal. No unfair labor practice complaint before the National Labor Relations Board, no discharge or grievance before the Equal Employment Opportunity Commission and no complaint, charge or grievance of any nature before any similar or comparable state or local agency, in any case relating to the Terminal or the conduct of the business at the Terminal is pending or, to Seller's knowledge, threatened. Seller has not received notice, and has no knowledge, of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct any investigation of or relating to the Terminal.
                  ..12  Except  as set  forth on  Schedule  4.12,  there  are no actions, orders or decrees (whether or not purportedly on behalf of Seller) pending or, to the knowledge of Seller, threatened against or affecting the Terminal or the Acquired Assets or the business conducted thereat or therewith. Seller is not in default with respect to any order, writ, agreement, permit, permission, injunction or decree of any Governmental Authority relating to or affecting the Terminal or the Acquired Assets or the business conducted thereat or therewith.

                  .ompliance With Law; Permits and Licenses
                  (a) Except as set forth on Schedule 4.13, Seller has complied and is in compliance in all material respects with all Laws of any Governmental Authority applicable to the Terminal or the Acquired Assets or the business conducted thereat or therewith.
                  (b) Except as set forth on Schedule 4.13, Seller holds all the permits, permissions, licenses and franchises which are necessary for or material to its current ownership, use, occupancy or operation of the Acquired Assets or the conduct of the business at the Terminal, which permits, permissions, licenses and franchises are listed on Schedule 4.8(e) hereto and which are assignable without any consents, except as set forth on such Schedule 4.8(e). To the best of Seller=s knowledge, all of such permits, permissions, licenses and franchises, if any, are in full force and effect and the Seller is not in default of any conditions or requirements thereto or therefor.
                  . From and after August 31, 1998, Seller has not (i) incurred any Liability relating to the Terminal, except current liabilities in the ordinary course of business and Liabilities incurred under Contracts entered into in the ordinary course of business; (ii) sold or transferred any assets relating to the Terminal; (iii) except in the ordinary course of business and in accordance with normal policy of performance review and salary increases, increased the compensation payable to any of the Terminal's employees, directors or officers or increased the aggregate payment of any fees or granted any bonuses; or (iv) entered into any transaction relating to or affecting the Terminal not in the ordinary course of business or agreed (whether or not in writing) to do any of the foregoing.
           On the LLC Interest Closing date there will be no bonuses, profit sharing, incentives, commissions or other compensation of any kind with respect to work done prior to the LLC Interest Closing due to or expected by present or former employees of Seller relating to the Terminal for which Buyer or the LLC would be liable. Schedule 4.15 sets forth a true and complete list of the names of each employee of Seller utilized in connection with the operation of the Terminal, and Seller has delivered to Buyer a true and correct Schedule of the current annual compensation of each such employee.
         . Except as set forth on such Schedule 4.16, Seller does not have any commitments for capital expenditures relating to the Terminal.
         ..17     Environmental Protection
                  (a) Except as set forth on Schedule 4.17 attached hereto, to the best knowledge of Seller, Seller has obtained all permits, licenses, permissions, consents, certificates and other authorizations which are required with respect to its operation of the Terminal under any Environmental Laws and all such permits, licenses, permissions, consents, certificates and other authorizations are listed on Schedule 4.8(e) hereto. Except as set forth on
Schedule 4.17 attached hereto, to the best knowledge of Seller, Seller has complied in all material respects with all Environmental Laws relating to or affecting the Terminal.
                  (b) Except as set forth on Schedule 4.17 attached hereto, to the best knowledge of Seller, Seller is in compliance in all material respects with all the terms of all permits, licenses, permissions, consents and authorizations required by any Environmental Laws, and is in substantial compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered or approved thereunder. Except as set forth on Schedule 4.17 attached hereto, to the best knowledge of Seller, all business conducted at the Terminal prior to the date hereof is or was in compliance in all material respects with all Environmental Laws applicable thereto. To the best of Seller's knowledge, Seller has delivered to the Buyer true and complete copies of all environmental studies, audits, assessments and reports available to Seller made in the last ten years by or known by Seller relating to the Terminal or Assets.
                  (c) Except as set forth on Schedule 4.17 attached hereto, there is no pending or, to Seller's knowledge, threatened civil, criminal or administrative Action, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter that in any material respect affects or applies to the Terminal, its business or assets, the services it provided or past practices at the Terminal relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered or approved thereunder.
                  (d) Except as set forth on Schedules 4.12 and 4.17 attached hereto, to the best knowledge of Seller there are and have been no past or present (or, to the knowledge of Seller, and not otherwise disclosed to the Buyer during its due diligence or, based on information publicly available to the Buyer, anticipated) events of disposal, spill or release of hazardous substances or wastes, arising out of the use of the Terminal which may interfere with or prevent compliance or continued compliance by Seller with any Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any petroleum product, pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste.
         ..18     Employee Benefits
                  (a) The reporting and disclosure requirements of ERISA and the Code, as applicable, and the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I or ERISA, with respect to the employees of Seller have been fulfilled in all material respects.
                  (b) Seller contributes to the United Service Workers of America Security Fund which is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA covering employees at the Terminal. The terms of such contribution are set out in Article 15 of the collective bargaining agreement set forth on Schedule 4.10.
         . Except as set forth on Schedule 4.8(e) attached hereto, no governmental authorization, approval, order, license, permit, franchise, or consent and no notice, registration, declaration or filing by Seller or any shareholder of Seller with any Governmental Authority is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
         . No representation or warranty by Seller contained in this Agreement, and no statement contained in any Schedule, Exhibit, certificate or other instrument furnished to Buyer under or in connection with this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.
         4.21 Purchased LLC Interests. Immediately prior to the LLC Interest Closing, Seller and AFFCO will own all right, title and interest in and to the Purchased LLC Units, free and clear of any liens or encumbrances of any nature whatsoever, and the consummation of the sale of the Purchased LLC Units to Buyer as contemplated hereby will transfer to Buyer good and marketable title to the Purchased LLC Interests, free and clear of any liens or encumbrances of any nature whatsoever. The Purchased LLC Units, at the time of the LLC Interest Closing, will represent fifty percent (50%) of the interest in the LLC owned by each of Seller and AFFCO and in the aggregate wi11 represent fifty percent (50%) of all outstanding LLC Units. As of the time of the LLC Interest Closing, the organizational and governing documents of the LLC will consist of only a Certificate of Limited Liability Company(in a form, and containing such provisions, as is approved by Buyer) and the Limited Liability Company Agreement as set forth in Exhibit A, with such changes therein as may have been approved in writing by the Seller and Buyer. Immediately prior to the LLC Interest Closing, the total outstanding LLC Units will be 100,000 with 99,000 being owned by Seller and 1,000 being owned by AFFCO. At the time of the LLC Interest Closing, there will not exist any rights of any Person other than Buyer to acquire any interest in the LLC (whether from the LLC or any existing owner of the LLC), and the LLC will not have (i) any obligation to purchase or redeem any interest in the LLC, or (ii) any obligation or liability of any nature other than the Assumed Obligations, its obligations under this Agreement and its obligations under the LLC Agreement. Prior to the Formation Closing, the LLC will not have conducted any business or operations or taken any actions other than as necessary to consummate its organization under Delaware law.

        SECTION 5.  Representations and Warranties of the Buyer.

            5.1 Representations and Warranties of the Buyer. The Buyer warrants and represents to and agrees with Seller as follows:
                  . The Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware. .
                  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the general partner of the Buyer in accordance with its partnership agreement, and all other action of the Buyer, including all approvals, authorizations and ratifications, necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been taken. This Agreement constitutes a binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. No consents of any lender, trustee or security holder of the Buyer or any other Person is required for the Buyer to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. .ECTION 6. Condition of Acquired Assets and Buyer=s Due Diligence 6.1 @As Is@. Except as may be otherwise set forth in the representations and warranties contained in Section 4 above, the Acquired Assets are being contributed and transferred by Seller to the LLC Aas is@, at the date of this Agreement, and in their present physical condition subject only to natural deterioration between the date hereof and the Formation Closing. This Agreement, as written, contains all of the terms of the agreement entered into between the parties as of the date hereof, and Buyer acknowledges that Seller has made no representations, and held out no inducements to Buyer or the LLC, other than those herein specifically expressed. Except as specifically stated herein, the Buyer has not relied on any statements, representations or warranties of Seller, either express or implied. The Seller is not liable or bound in any manner by any verbal or written statements pertaining to the Acquired Assets or the operation, expense, condition or income of the Terminal, unless the same are specifically set forth herein. Except for those representations and warranties of Seller which are set forth in this Agreement, Buyer is entering into this Agreement based solely upon its own investigation and inspection and not upon any information, data, statements or representations, written or oral as to the physical condition, state of repair, use, cost of operation, or any other matter related to the Acquired Assets. 6.2 Conduct of Business. From the date of this Agreement through the LLC Interest Closing date, Seller shall, and shall cause the LLC to, conduct the operations and business of the Terminal in the ordinary course consistent with the operations and business of the Terminal as it has been conducted by Seller during the past 12 months. 6.3 Access. From the date of this Agreement through the LLC Interest Closing date, Seller shall provide Buyer and its representatives full and complete access to the Acquired Assets, the Terminal and its books and records related thereto, at all reasonable times. SECTION 7. Conditions of Buyers' Obligations to Close. The obligations of Buyer under this Agreement are, at the option of the Buyer, subject to the conditions set forth below, which conditions may be waived by the Buyer without releasing or waiving any of its rights hereunder. 7.1 Agreements and Conditions. On or before the LLC Interest Closing, Seller and AFFCO shall have effected the Formation Closing and the other transactions contemplated by Section 2.1 of this Agreement, and shall have complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by Seller or AFFCO prior to or at the LLC Interest Closing. 7.2 Accuracy of Representations and Warranties. Each of the representations and warranties of the Seller and AFFCO contained in this Agreement and in any certificate delivered to the Buyer or to the LLC pursuant hereto shall be true and correct in all material respects on and as of the LLC Interest Closing, with the same force and effect as though made on and as of the LLC Interest Closing(or on the date to which it relates, in the case of any representation or warranty which specifically relates to an earlier date). 7.3 Governmental Approvals; Consents. All consents, permits, approvals, licenses or orders from any Governmental Authority or other third party required to be obtained for the lawful consummation of the transactions contemplated by this Agreement (and each other agreement delivered or to be delivered in connection herewith) shall have been obtained (including, without limitation, those set forth on Schedules 4.13 and 4.19). 7.4 Material Adverse Change. From the date of the Financial Data to the date of the LLC Interest Closing, neither Seller nor AFFCO shall not have suffered any change which has or could have a material adverse effect on (i) the results of operations, business or prospects of the Terminal, (ii) the ability of the Seller or AFFCO to consummate the transactions contemplated by this Agreement, or
                  (iii) the ability of the LLC to conduct its business and operate the Terminal after the consummation of the transactions contemplated by this Agreement. 7.5 No Actions or Proceedings. There shall not have been any action taken, or any statute, rule, regulation, decree, judgment, order or injunction proposed, promulgated, enacted, issued or entered by any Governmental Authority or judicial authority, and there shall be no action, suit or proceeding pending or threatened which, in the Buyer's reasonable judgment, (i) makes, or may make, this Agreement (and each other agreement delivered or to be delivered in connection herewith) or any of the transactions contemplated hereby or thereby illegal or imposes, or may impose, material damages or penalties in connection therewith, (ii) imposes, or may result in the imposition of, material limitations on the ability of the Buyer effectively to exercise full rights of ownership of the Purchased LLC Units or makes the holding by the Buyer of the
                  Purchased LLC Units illegal or subject to any materially burdensome requirement or condition, (iii) imposes, or may result in the imposition of, material limitations on the ability of the LLC effectively to exercise full rights of ownership over the Acquired Assets or makes the holding by the LLC of any of the Acquired Assets illegal or subject to any materially burdensome requirement or condition,(iv) requires, or may require, the Buyer or any of its affiliates to cease or refrain from engaging in any material business,(v) otherwise prohibits, restricts or delays the consummation of the transactions contemplated by this Agreement (and each other agreement delivered or to be delivered in connection herewith), (vi) increases, or may increase, in any material respect the liabilities or obligations of the Buyer arising out of this Agreement (and each other agreement delivered or to be delivered in connection herewith) or any of the other transactions contemplated hereby and thereby, or (vii)impairs, or may impair, the contemplated benefits to the Buyer of any of the transactions contemplated by this Agreement (and each other agreement delivered or to be delivered in connection herewith). 7.6 Bring-down Certificate. The Buyer shall have received a certificate from each of Seller and AFFCO, executed by an executive officer of the each of Seller and AFFCO and dated the date of the LLC Interest Closing, satisfactory in form and substance to the Buyer and its counsel, certifying as to the satisfaction by such parties of the conditions set forth in Sections 7.1 and 7.2 hereof. 7.7 Good Standing Certificates. The Buyer shall have received certificates issued by the appropriate Governmental Authorities evidencing, as of a recent date, the existence and good standing of (i) each of the Seller and AFFCO in its jurisdiction of incorporation and in the jurisdictions in which it is qualified to do business, and (ii) the LLC in its jurisdiction of formation and in the jurisdictions in which it is qualified to do business. 7.8 Certified Charter Documents. The Buyer shall have received a copy of the Certificate of Limited Liability Company of the LLC, certified by the appropriate Governmental Authorities. 7.9 Matters Satisfactory to the Buyer's Counsel. All actions, proceedings, opinions and ancillary documents required or incidental to the consummation of the transactions contemplated by this Agreement (and each other agreement delivered or to be delivered in connection herewith), and all legal matters related thereto, shall be reasonably satisfactory to counsel for the Buyer. 7.10 Due Diligence. All due diligence (financial, legal or otherwise) reviews of the Seller, the Terminal, the Acquired Assets and the LLC shall have been completed and shall be satisfactory to the Buyer and its counsel. 7.11 Corporate Action. All corporate or other actions necessary to authorize (i) the execution, delivery and performance by each of the Seller and AFFCO of this Agreement (and each other agreement delivered or to be delivered in connection herewith) and (ii) the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by the Seller and AFFCO respectively, and shall be in full force and effect.
                  7.12 Secretary's Certificate. The Buyer shall have received from the Seller and AFFCO a certificate, executed by the Secretary or an Assistant Secretary of the Seller and AFFCO and dated the date of the LLC Interest Closing, with respect to the accuracy and completeness of the resolutions adopted by the Board of Directors of the Seller and AFFCO authorizing this Agreement(and each other agreement delivered or to be delivered in connection herewith) and the consummation of the transactions contemplated hereby and thereby. 7.13 Title Reports. Prior to the date of the LLC Interest Closing, the LLC shall have obtained, at the LLC=s expense, a commitment for an owner's policy of title insurance for each of the parcels of land comprising the Real Property, in which the title insurance company issuing said commitment shall agree to insure, without extra premium, title to such Real Property by a standard ALTA Form with such endorsements as may be reasonably acceptable to the Buyer, including, without limitation, easements and appurtenances thereto, free and clear of all leases, tenancies, rights or claims of occupancy by others, Contracts, mortgages, Liens and other evidences of indebtedness, except as set forth on Schedule 4.7 (a) or approved by the Buyer and except for liens for taxes not due and payable on the Closing Date. Within ten (10) days of receipt of final title reports and surveys for all the real property, the Buyer shall notify Seller of any matters which render the title to any Real Property unsatisfactory to the Buyer. 7.14 FIRPTA Affidavit. Buyer shall have received from Seller all necessary certificates and notices pursuant to
                  Section 1445 of the Code to the effect that Seller is not a foreign corporation or a "United States Real Property Holding Corporation." 7.15 Antitrust Improvements Act. If applicable, the thirty day waiting period required by the HSR Act shall have expired or been terminated without a request from any appropriate governmental agency for additional information or, if additional information has been requested, the twenty day extended waiting period shall have expired and no party shall have received any notice from the Federal Trade Commission or the Department of Justice that the transactions contemplated by this Agreement violate Section 5 of the Federal Trade Commission Act or Section 7 of the Clayton Act. 7.16 Deliveries. Buyer and the LLC shall have respectively received the deliveries to be made by Seller and AFFCO pursuant to Sections 9, 10.8 and 10.9. All consents shall have been obtained and the LLC shall have received all permits, permissions, licenses, approvals and authorizations necessary to enable it to own and operate the Acquired Assets. 7.17 Product Storage Agreement. Buyer and the LLC have received a duly executed Product Storage Agreement substantially in the form set out in Schedule 8.8 providing Seller with tankage at the Linden Terminal. 7.18 LLC Agreement. Buyer shall have received an LLC Agreement duly executed and delivered by Seller and AFFCO. SECTION 8. Conditions of the Seller's Obligations to Close. The obligations of Seller under this Agreement are, at the option of Seller, subject to the following express conditions, which conditions may be waived by Seller without releasing or waiving any of its rights hereunder. 8.1 Agreements and Conditions. On or before the LLC Interest Closing, Buyer shall have complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by Buyer prior to or at the LLC Interest Closing. 8.2 Accuracy of Representations and Warranties. Each of the representations and warranties of the Buyer contained in this Agreement and in any certificate delivered to the Seller pursuant hereto shall be true and correct in all material respects on and as of the date of the LLC Interest Closing, with the same force and effect as though made on and as of the date of the LLC Interest Closing (or on the date to which it relates, in the case of any representation or warranty which specifically relates to an earlier date). 8.3 Governmental Approvals; Consents. All consents, permits, approvals, licenses or orders from any Governmental Authority or other third party required to be obtained for the lawful consummation of the transactions contemplated by this Agreement (and each other agreement delivered or to be delivered in connection herewith) shall have been obtained. 8.4 No Actions or Proceedings. There shall not have been any action taken, or any statute, rule, regulation, decree, judgment, order or injunction proposed, promulgated, enacted, issued or entered by any Governmental Authority or judicial authority, and there shall be no action, suit or proceeding pending or threatened which, in the reasonable judgment of the Seller, (i) makes, or may make, this Agreement (and each other agreement delivered or to be delivered in connection herewith) or any of the transactions contemplated hereby or thereby illegal or imposes, or may impose, material damages or penalties in connection therewith,(ii) otherwise prohibits, restricts or delays the consummation of the transactions contemplated by this Agreement (and each other agreement delivered or to be delivered in connection herewith),(iii) increases, or may increase, in any material respect the liabilities or obligations of such party arising out of this Agreement (and each other agreement delivered or to be delivered in connection herewith) or any of the other transactions contemplated hereby and thereby, or (iv) impairs, or may impair, the contemplated benefits to the Seller of any of the transactions contemplated by this Agreement (and each other agreement delivered or to be delivered in connection herewith). 8.5 General Partner's Certificate. The Seller shall have received from the Buyer a certificate, executed by its general partner and dated the date of the LLC Interest Closing, satisfactory in form and substance to the Seller and its counsel, certifying as to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof. 8.6 General Partner's Certificate of Authorization. The Seller shall have received from the Buyer a certificate, executed by the general partner of the Buyer, dated the date of the LLC Interest Closing, with respect to the accuracy and completeness of the resolutions adopted by the general partner of Buyer authorizing this Agreement (and each other agreement delivered or to be delivered in connection herewith) and the consummation of the transactions contemplated hereby and thereby. 8.7 Antitrust Improvements Act. If applicable, the thirty day waiting period required by the HSR Act shall have expired or been terminated without a request from any appropriate governmental agency for additional information or, if additional information has been requested, the twenty day extended waiting period shall have expired and no party shall have received any notice from the Federal Trade Commission or the Department of Justice that the transactions contemplated by this Agreement violate Section 5 of the Federal Trade Commission Act or Section 7 of the Clayton Act. 8.8 Product Storage Agreement. Seller shall have received a duly executed Product Storage Agreement substantially in the form set out in
                  Schedule 8.8 providing Seller with tankage at the Linden Terminal. 8.9 Deliveries. Seller shall have received the deliveries to be made by Buyers pursuant to Sections 10.1 and ---------- 10.2 of this Agreement. 8.10 LLC Agreement. Seller shall have received an LLC Agreement duly executed and delivered by Buyer. . Seller agrees at the Formation Closing to deliver to the LLC and Buyer as appropriate, the following:
                  . All conveyances, covenants, warranties, deeds, assignments, bills of sale, confirmations, powers of attorney, approvals, consents and any and all further instruments as may be necessary, expedient or proper in order to complete any and all conveyances, transfers and assignments provided for herein and to convey to the LLC such title to the Acquired Assets as Seller is obligated hereunder to convey as described in Sections 4.7 and 4.8. . All Consents required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. . Good Standing Certificates, dated as of a recent date, from (i) the Secretary of State of the State of New York, showing Seller and AFFCO to be in existenance and good standing in New York, Seller's and AFFCO=s jurisdiction of incorporation and (ii) from the Secretary of State of the State of New Jersey, showing Seller to be authorized to conduct business in New
                  Jersey. . A certificate of the Secretary or an Assistant Secretary of each of Seller and AFFCO, in form and substance reasonably satisfactory to the Buyer and the Buyer's title insurer, setting forth a copy of the resolutions adopted by the Board of Directors of Seller and AFFCO authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. . Possession of the Acquired Assets, including all books, records, Contracts and other documents relating to the Acquired Assets, required to be delivered hereunder. . Such other documents or instruments as Buyer or the LLC or their counsel may reasonably request. .ECTION 10. Deliveries of Buyer, Seller, AFFCO and the LLC at the LLC Interest Closing
                  A. The Buyer agrees at the LLC Interest Closing to deliver to Seller the following: . The Purchase Price to be delivered pursuant to paragraph 3.3 hereof. 10.2 Certificate. A certificate of the general partner of the Buyer setting forth a copy of the resolutions adopted by the general partner of Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. . Such other documents or instruments as Seller and AFFCO may reasonably request. The LLC agrees at the LLC Interest Closing to deliver the following: . Duly executed certificates and an LLC Agreement and such other documents or instruments representing or in connection with the LLC Interests to each of the Seller, AFFCO and the Buyer. . Such other documents or instruments as either of the Buyer, the Seller or AFFCO may reasonably request. 10.6 Product Storage Agreement. A duly executed Product Storage Agreement substantially in the form set out in Schedule 8.8 providing Seller with tankage at the Linden Terminal. C. Seller and
                  AFFCO agree on the LLC Interest Closing to deliver the following: 10.7 LLC Units Transfer. Such transfer documents as Buyer may reasonably require to transfer the Purchased LLC Units to Buyer as contemplated hereby. 10.8 Other Deliveries. Such other documents or instruments as either of the Buyer or LLC may reasonably request, including an executed Product
                  Storage  Agreement  substantially  in  the  form  set  out  in
                  Schedule 8.8. .ECTION 11. Additional Covenants .1.1 Contents Report; Inventory List (a) Buyer and Seller shall conduct a reconciliation of all pipeline fill and product stored at the Linden Terminal (whether contained in storage or utilized as line-fill) on the LLC Interest Closing date(the ACut-Off Date@). At that time, an independent inspector, whose selection shall be mutually agreed upon by the parties hereto (the AInspector@), shall conduct a physical audit of the amount, type and quality of product contained in each storage tank and line at the Linden Terminal. Buyer and Seller shall each designate a single representative to accompany the Inspector during the course of the audit. The Inspector shall conduct the tests described in the Inspection Schedule attached hereto as Schedule 11. The fees and expenses of the Inspector will be shared equally by Buyer and Seller. During the audit, the storage tanks and lines are to be gauged in accordance with standard industry practice. Seller shall produce a book inventory of customer product at the Linden terminal as of the Cut-Off Date. The results of such audit (AReconciliation Audit@) will be provided to Buyer and Seller promptly following the date of the LLC Interest Closing. Seller, with the participation of Buyer, will reconcile ABook to Physical@ for each customer and confirm the account of each customer by letter in a form to be agreed to by the parties with each customer. Seller will keep a true and correct record of any changes in the customer inventory from the date of the Reconciliation Audit to the time of the LLC Interest Closing (AFinal Monitoring@). Any changes noted in the Final Monitoring will be confirmed with the relevant customers in a follow-up letter similar to the letter in the form of letter referred to above. If the Reconciliation Audit and Final Monitoring determine that the quantity of product as described in the books and records of Seller as of the LLC Interest Closing is either greater or less than the quantity of product as determined by the Inspector in the course of the physical audit, any shortfall or overage in the amount of product will be entirely for the account of the Seller, and Seller shall settle any disputes or differences with its customers resulting from such shortfalls or overages. Seller will use its best efforts to reach any such settlement within 30 days after Closing and will keep Buyer appraised of the status of such efforts. (b) At the time of the Reconciliation Audit the Inspector will take (and appropriately label) representative samples of product from each of the tanks and, possible, all pipelines. The Inspector shall retain such samples for a period of one (1) year from the LLC Interest Closing. The retained samples, together with the tests described in
                  Schedule 11, shall be conclusive as between the parties as to the quality of the product stored at the Linden Terminal as of the LLC Interest Closing. If the samples and/or the tests as appropriate reflect any degradation of product quality as of the LLC Interest Closing, any liability associated therewith shall be for the account of the Seller, who shall settle any dispute or differences with its customers related thereto. Any product degradation occurring after the LLC Interest Closing will be for the account of the LLC. (c) Seller represents to Buyer and the LLC that the pipeline fill contained in the Terminal pipelines was owned by Seller prior to the Formation Closing as inventory and is included in the Acquired Assets. Buyer and Seller agree that the amount and type of such pipeline fill shall be determined based on the report of the independent inspector as set forth above, and that the value of such pipeline fill shall be determined by Buyer and Seller as soon as possible after the LLC Interest Closing, the value as so determined will be used to calculate the final Line Fill Price based on prices equal to the mean New York Harbor product prices published in Platts Oilgram plus any applicable taxes as of the LLC Interest Closing. 11.2 Sellers Employees. Seller agrees that it will terminate the employment of all its employees at the Terminal, it being understood that the LLC either directly or through an affiliate of the Buyer will offer to employ a substantial number of such employees on substantially the same terms as they are presently employed by Seller. In addition, on the LLC Interest Closing, Seller shall assign and the LLC either directly or through an affiliate of the Buyer shall assume, the collective bargaining agreement set forth on Schedule 4.10 except for matters contained therein relating to the pension plans, which shall be the subject of collective bargaining between the LLC directly or an affiliate of the Buyer and Local 355 of the Service Employees International Union (ASEIU@). The foregoing provision shall be subject to good faith collective bargaining having been successfully completed between the assuming party and Local 355-SEIU as to matters not expressly addressed in the collective bargaining agreement set forth on Schedule
                  4.10. . Seller will cooperate with Buyer and the LLC, and Seller will use its best efforts to have the officers, directors and other employees of Seller cooperate with Buyer and the LLC, at the LLC's or the Buyer's request and at the Seller=s expense, on and after the LLC Interest Closing, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving the Seller and/or Buyer or the LLC and based upon contracts, arrangements, commitments or acts of Seller which were in effect or occurred on or prior to the Formation Closing (collectively AThird Party Disputes@). Provided, however, that in the event such Third Party Dispute arises out of or is related to actions (other than actions of Seller and its affiliates), which occur subsequent to the LLC Interest Closing, then all of Seller=s reasonable expenses incurred hereunder should be reimbursed by the LLC. After the Formation Closing, Seller agrees that Buyer and the LLC shall have the right for any proper purpose to inspect and make copies of any books, records and files in its possession relating to the business, assets or operations of the Terminal prior to the Formation Closing. . Seller agrees that it will promptly transfer and deliver to the LLC any cash or other property that Seller may receive in respect of any receivables or other items to which the LLC is entitled by reason of this Agreement. Seller agrees to deliver to the LLC promptly upon receipt any mail, checks or other documents received by it to which the LLC is entitled by reason of this Agreement
                  pertaining  to  the  Acquired   Assets  or  otherwise  to  the
                  Terminal, as conducted by the LLC, or any of the Assumed Liabilities. The LLC shall agree to deliver to Seller any mail, cash, or other receivables or other items which it receives to which it is not entitled by reason of this Agreement or otherwise and to which Seller is entitled. . Buyer, Seller and AFFCO agree at any time and from time to time after the Formation Closing, upon the request of any other party, that they shall, and shall cause the LLC to, do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, powers of attorney and assurances as may be required for the better assigning, transferring, conveying and confirming to the other party, or to its successors and assigns, of any or all of the Acquired Assets or the Purchased LLC Units and to carry out the terms and conditions of this Agreement; provided, however, that each party shall pay its own expenses incurred in connection therewith. .ECTION 12. Indemnification . Seller agrees to indemnify Buyer and the LLC against and hold them harmless from any and all Damages which Buyer or the LLC may sustain at any time by reason of any of the following, whether contingent or absolute, direct or indirect, known or unknown, matured or unmatured and regardless of when discovered or asserted: (i) noncompliance with any applicable bulk sales or transfer law,
                  (ii) any Liability or Contract of, or claim against, Seller,(including but not limited to Liabilities for Taxes), that are not Assumed Obligations, (iii) any Liability or claim made by a third party (including any Government Authority) arising in any way from any product manufactured or sold, or service rendered, or action taken or omitted by, or relating to the operations of, Seller, the Terminal or the Acquired
                  Assets on or prior to the LLC Interest Closing, (iv) any Liability or claim (including remedial, removal, response, abatement, clean-up, investigation and monitoring costs and any other related costs and expenses) under any Environmental Laws or environmental permits or with respect to any Hazardous Material or waste relating to or resulting from any event, action or failure to act which occurred on or prior to the LLC Interest Closing, including, without limitation, those listed on Schedule 4.17 attached hereto, or (v) the breach of or failure to comply with any of the warranties, representations, conditions, covenants or agreements of Seller contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby. . In connection with the Formation Closing, and thereafter the LLC shall agree, to indemnify and hold Seller harmless from and against any and all Damages which Seller may sustain at any time by reason of any Assumed Obligation, or the LLC's ownership or operation of the Terminal after the LLC Interest Closing. 12.3 Indemnification by the Buyer. Buyer agrees to indemnify and hold Seller harmless from and against any and all Damages which Seller may sustain at any time by reason of the breach of or failure to comply with any warranties, representations, conditions, covenants or agreements of or by Buyer contained in this Agreement or in any agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the consummation of the transactions contemplated hereby. . In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any action or proceeding, and such claim, action or proceeding involves a matter which is the subject of this indemnification, then such party (an "Indemnified Party") shall give written notice to the other party hereto (the "Indemnifying Party") of such claim, action or proceeding, and such Indemnifying Party shall have the right to join in the defense of said claim, action or proceeding at such Indemnifying Party's own cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken and if the
                  Indemnified Party is reasonably assured of the Indemnifying Party's ability to satisfy such agreement, then at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim, action or proceeding, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense. Any indemnification obligation contained herein shall also include the obligation to indemnify the Indemnified Party with respect to any amounts expended by the Indemnified Party to enforce and collect on its indemnification rights, including legal fees and expenses. The parties agree to consult and cooperate reasonably with each other and their respective consultants, professionals or other experts, if any in connection with the joint defense of any indemnified obligation hereunder, or in connection with any investigations or settlement proceedings relating to such matters. 12.5 Right of Setoff. Each Indemnified Party may offset any amounts to which it is entitled to indemnity hereunder against any amounts owed by the Indemnified Party to the Indemnifying Party. .ECTION 13. Survival of Representations; Effect of Certificates 13.1 Survival Representations. The parties hereto agree that all representations, warranties, covenants, conditions and agreements contained herein or in any instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any investigation or audit made by any party hereto. 13.2 Effect of Certificates. Each statement contained in any certificate delivered in connection with this Agreement or the consummation of the transactions contemplated hereby shall constitute the representation, warranty and agreement of the party delivering such certificate and shall have the same force and effect as if it had been incorporated into this Agreement as a representation, warranty and agreement by such party. . No part of the fees and disbursements of the counsel, accountants or auditors retained by any party in connection with the negotiation, preparation, execution and performance of this Agreement shall be paid or assumed by any other party, it being the intent of the parties that each party shall bear such fees. . Buyer, on the one hand, and Seller, on the other hand, each represents to the other that no broker or finder has been involved with any of the transactions relating to this Agreement. In the event of a claim by any broker or finder that such broker or finder represented or was retained by Seller, on the one hand, or Buyer, on the other hand, in connection herewith, Seller or Buyer, as the case may be, agrees to indemnify and hold the other harmless from and against any and all loss, liability, cost, damage, claim and expense, including, without limitation, attorneys' fees and disbursements, which may be incurred in connection with such claim. . All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when hand delivered to the person to receive such notice, or when received if sent by telecopier or by same day or overnight recognized commercial courier service or by certified, return receipt requested, United States mail, at the address of the parties stated below or to such changed address as such party may have fixed by notice: To Seller: Northville Industries Corp. and AFFCO 25 Melville Park Road Melville, NY 11747
                  Attention: Peter J. Ripp Telecopier: 516-753-4253


                  with a copy to:   Northville Industries Corp.
                                    25 Melville Park Road
                                    Melville, NY  11747
                                    Attn: Elizabeth Ann McConaghy, Esq.
                                    Telecopier: 516-753-4253

                           and      Herzfeld & Rubin, P.C.
                                    40 Wall Street
                                    New York, NY  10025
                                    Attention: Harry Braunstein, Esq.
                                    Telecopier: 212-344-3333

                  To Buyer:         Support Terminal Operating Partnership, L.P.
                                    2435 North Central Expressway
                                    Suite 700
                                    Richardson, Texas  75080-2731
                                    Attention: Edward D. Doherty
                                               Chairman & Chief
                                               Executive Officer
                                    Telecopier:  972-699-1894

                  with a copy to:   Mr. Fred Johnson
                                    President
                                    Support Terminal Services, Inc.
                                    17304 Preston Road, Suite 1000
                                    Dallas, Texas  75252
                                    Telecopier: 972-931-6526

                           and      Fulbright & Jaworski
                                    2200 Ross Avenue, Suite 2800
                                    Dallas, Texas  75201
                                    Attention: Kenneth L. Stewart
                                    Telecopier:  214-855-8200

                  To the LLC        TO ALL PARTIES SET FORTH ABOVE
                                    AS PROVIDED


provided, that any notice of change of address shall be effective only upon receipt.
         .ECTION 17.  Miscellaneous
         . This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding among Seller, AFFCO and the Buyer with respect to the transactions contemplated hereby and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby. Unless otherwise expressly defined, terms defined in this Agreement shall have the same meanings when used in any Exhibit or Schedule and terms defined in any Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other Exhibit or Schedule. This Agreement (including the Exhibits and Schedules hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged.
         . Transfer taxes payable to the state of New Jersey on the sale or transfer of the Real Property contemplated hereby, if any, shall be paid by Seller.
         . THIS AGREEMENT AND ITS VALIDITY, CONSTRUCTION AND PERFORMANCE SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT FOR THE PROVISIONS OF THIS AGREEMENT WHICH RELATE TO THE TRANSFER OF THE REAL PROPERTY, WHICH SHALL BE GOVERNED BY NEW JERSEY REAL PROPERTY LAW AND EXCEPT FOR MATTERS RELATING TO THE LLC INTERESTS TO THE EXTENT GOVERNED BY THE DELAWARE LIMITED LIABILITY COMPANY ACT.
         . This Agreement shall be binding upon and shall inure to the benefit of the Buyer, AFFCO and Seller and their respective successors and permitted assigns. Prior to LLC Interest Closing, the Agreement may not be assigned by Seller, AFFCO or the Buyer except with the prior written consent of the other parties; provided, however, that without Seller's or AFFCO=s consent, the Buyer may assign this Agreement and its rights and obligations hereunder to any subsidiary or affiliate of the Buyer. Except as expressly provided herein and for all rights and benefits which shall inure to the Buyer or the LLC, nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.

         . Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.

         . Seller and the Buyer agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement prior to such consultation, except as may be required by law.

         . The headings in the sections, paragraphs, Schedules and Exhibits of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. The words "herein," "hereof," "hereto" and hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.
                                                     NORTHVILLE INDUSTRIES CORP.
                                            By:
                                                     Name:
                                                     Title:

                                                     AFFCO CORP.
                                            By:      ___________________________
                                                     Name:
                                                     Title:

                                                     SUPPORT TERMINAL OPERATING
                                                     PARTNERSHIP, L.P.
                                            By:
                                                     Name:
                                                     Title: